Exhibit 10.5
EMPLOYEE MATTERS AGREEMENT
BY AND BETWEEN
DARDEN RESTAURANTS, INC.
AND
FOUR CORNERS PROPERTY TRUST, INC.
Dated ________________, 2015

Section 9.9	Rules of Construction.	19
Section 9.10	Counterparts.	19

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT, dated as of ___________, 2015 (this “Agreement”), is by and between Darden Restaurants, Inc., a Florida corporation (“Darden”), and Four Corners Property Trust, Inc., a Maryland corporation (“FCPT” and, together with Darden, the “Parties”).
W I T N E S S E T H:
WHEREAS, the Darden Board has determined that it is advisable and in the best interests of Darden and its stockholders to separate certain real estate assets and other assets from Darden’s business by transferring those assets to FCPT, and to distribute the equity of FCPT to Darden’s stockholders through a spin-off, such that, immediately after the spin-off, FCPT would be an independent, publicly-traded company that will subsequently elect to be subject to tax as a real estate investment trust;
WHEREAS, the Parties have entered into a Separation and Distribution Agreement dated as of ____________, 2015 (the “Distribution Agreement”), to set forth in part how such separation shall be effected; and
WHEREAS, the Distribution Agreement provides that Darden and FCPT will enter into this Employee Matters Agreement to allocate certain assets and liabilities, and to memorialize certain other agreements, in connection with such separation.
NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. Capitalized terms used, but not defined herein shall have the meanings assigned to such terms in the Distribution Agreement and the following terms shall have the following meanings:
“Agreement” has the meaning set forth in the Preamble.

“Darden” has the meaning set forth in the Preamble.

“Darden 401(k) Plan” means the Darden Savings Plan, as amended.

“Darden Benefit Plan” means each plan, program, arrangement, agreement or commitment that is an employment, or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation rights, restricted stock, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, sick leave, vacation pay, disability or accident insurance plan, corporate-owned or key-man life insurance or other employee benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), sponsored or maintained by Darden or any ERISA Affiliate (or to which such entity contributes or is required to contribute).

“Darden Board” means the board of directors of Darden.
“Darden Employee” means any individual who, on the Distribution Date, is employed by any member of the Darden Group, other than an FCPT Employee, including active employees and employees on vacation or approved leave of absence (including maternity, paternity, family, sick leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves).

“Darden ESOP” means the employee stock ownership plan portion of the Darden 401(k) Plan.

“Darden ESPP” means the Darden Restaurants, Inc. Employee Stock Purchase Plan.

“Darden Post-Separation Stock Price” means the volume weighted average price of a share of Darden Common Stock trading on the NYSE on the trading day immediately following the Distribution Date.

“Darden Pre-Separation Stock Price” means the volume weighted average price of a share of Darden Common Stock trading on the NYSE on the Distribution Date.

“Darden Restricted Share” means a share of Darden Common Stock granted by Darden or a member of the Darden Group pursuant to one of the Darden Stock Plans that is subject to forfeiture based on the extent of attainment of applicable vesting requirements.

“Darden RIP” means the Retirement Income Plan for Darden Restaurants, Inc., as amended.

“Darden Stock Option” means an option granted by Darden or a member of the Darden Group pursuant to one of the Darden Stock Plans representing a right to purchase, at a designated exercise price, a share of Darden Common Stock following the satisfaction of applicable vesting requirements.

“Darden Stock Plans” means, collectively, the Darden Restaurants, Inc. Stock Option and Long-Term Incentive Plan of 1995, as amended, the Darden Restaurants, Inc. Stock Plan for Directors, as amended, the Darden Restaurants, Inc. Restaurant Management and Employee Stock Plan of 2000, as amended and the Darden Restaurants, Inc. 2002 Stock Incentive Plan, as amended, and any other stock option or stock incentive compensation plan or arrangement maintained on or before the Distribution Date (exclusive of the FCPT Stock Plan) for employees, officers, consultants, non-employee directors, independent contractors or other service providers of Darden or its Affiliates, but shall not include the Darden ESPP.

“Darden Stock Unit” means a stock unit or performance stock unit award relating to Darden Common Stock that is subject to performance and/or time-based vesting requirements, which stock unit award is issued pursuant to the Darden Stock Plan and includes deferred stock units.

“Distribution Agreement” has the meaning set forth in the Recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each business or entity which is a member of a “controlled group of corporations,” under “common control” or a member of an “affiliated service group” with Darden within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with Darden under Section 414(o) of the Code, or under “common control” with Darden within the meaning of Section 4001(a)(14) of ERISA, in any event exclusive of members of the FCPT Group.

“FCPT” has the meaning set forth in the Preamble.

“FCPT Benefit Plan” means each plan, program, arrangement, agreement or commitment that is an employment, or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation rights, restricted stock, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, sick leave, vacation pay, disability or accident insurance plan, corporate-owned or key-man life insurance or other employee benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), sponsored or maintained by FCPT or any FCPT Group member, affiliate, or subsidiary (or to which such entity contributes or is required to contribute).

“FCPT Board” means the board of directors of FCPT.
“FCPT Employee” means any individual who, on the Distribution Date, performs services primarily for the FCPT Group, including active employees and employees on vacation or approved leave of absence (including maternity, paternity, family, sick leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves), which employees are identified on Schedule A hereto.

“FCPT Participant” shall mean any individual who, immediately following the Distribution Date, is an FCPT Employee or a beneficiary, dependent or alternate payee of a FCPT Employee.
“FCPT Post-Separation Stock Price” means the volume weighted average price of a share of FCPT Common Stock trading on the NYSE on the trading day immediately following the Distribution Date.
“FCPT Restricted Share” has the meaning set forth in Section 3.3(a).

“FCPT Stock Plan” has the meaning set forth in Section 2.5.

“FCPT Stock Unit” means a stock unit or performance stock unit to be granted by FCPT pursuant to Section 3.2 and the FCPT Stock Plan that is subject to performance and/or time-based vesting requirements.

“Final Determination” has the meaning set forth in the Tax Matters Agreement.

“FlexComp Plan” means the Darden Restaurants, Inc. FlexComp Plan, as amended.

“Former Employee” shall mean any former employee of Darden or any of its Affiliates whose employment has terminated on or prior to the Distribution Date.

“Group” means the Darden Group or the FCPT Group, or both, as the context requires.

“Parties” has the meaning set forth in the Preamble.

“Post-Distribution Darden Option” has the meaning set forth in 3.1(a).

“Post-Distribution Darden Stock Unit” has the meaning set forth in 3.2(a).

“Retained Employee” means each current or former employee of Darden, FCPT or their respective Affiliates, exclusive of Transferred Employees.

“Tax” has the meaning set forth in the Tax Matters Agreement.

“Taxing Authority” has the meaning set forth in the Tax Matters Agreement.

“Tax Benefits” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement entered into by the Parties as of ____________, 2015.

“Tax Return” has the meaning set forth in the Tax Matters Agreement.

“Transferred Employee” has the meaning set forth in Section 2.1.

ARTICLE II
GENERAL PRINCIPLES
Section 2.1    Transfer of Employment.
(a)    No later than __ days prior to the Distribution Date, FCPT shall provide each FCPT Employee with an employment offer setting forth the anticipated Distribution Date and indicating that the employee’s employment with Darden will terminate as of the end of the Distribution Date, subject to the FCPT Employee remaining actively employed through the Distribution Date, and the employee will become an employee of FCPT or an Affiliate thereof, effective as of the day immediately following the Distribution Date. Any FCPT Employee who is actively employed on the Distribution Date, does not refuse such employment with FCPT, and actually commences employment with FCPT or a member of the FCPT Group on the day immediately following the Distribution Date (or his or her first regularly-scheduled day of employment following the Distribution Date, or in the event of an unscheduled absence from work, reasonably promptly thereafter) shall be referred to as a “Transferred Employee.” For this purpose, an FCPT Employee will be considered “actively employed” if, on the Distribution Date, such FCPT Employee is either actively at work or absent from work on account of paid time-off, vacation, or similar temporary absence, but will not be “actively employed” if such individual is not actively at work due to disability leave or any other reason. Darden shall cause each FCPT Employee to continue to participate in each Darden Benefit Plan (on the terms and subject to the conditions as may be in effect from time to time) through the Distribution Date.
(b)    With respect to any FCPT Employee who is not actively employed on the Distribution Date (each an “Inactive Employee”) but who presents himself or herself for commencement of active employment within six months following the Distribution Date, or such later date with respect to which such FCPT Employee has a legal right to reemployment, reinstatement, or reactivation, FCPT shall offer employment with FCPT or an Affiliate thereof effective on the first date such Inactive Employee returns to work. To the extent the Inactive Employee accepts such offer and commences employment with FCPT or an Affiliate, such employee will become a Transferred Employee for purposes of this Agreement on the date of commencement of employment with FCPT or an FCPT Affiliate (the “Transfer Date”).
Section 2.2    Assumption and Retention of Liabilities.
(a)    Except as otherwise expressly provided for in this Agreement, Darden shall, or shall cause one or more members of the Darden Group to, assume or retain, and Darden hereby agrees to (or to cause a member of the Darden Group to) pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all Darden Benefit Plans, (ii) all Liabilities (excluding Liabilities incurred under a Darden Benefit Plan) with respect to the employment, service, termination of employment or termination of service of all Retained Employees to the extent arising in connection with or as a result of employment with or the performance of services for any member of the Darden Group or FCPT Group, (iii) all Liabilities (excluding Liabilities incurred under a Darden Benefit Plan) with respect to the employment, service, termination of employment or termination of service of all Transferred Employees to the extent arising in connection with or as a result of employment with or the performance of services for any member of the Darden Group or FCPT Group on or before the Distribution Date (or, with respect to Inactive Employees, the individual Inactive Employee’s Transfer Date), and (iv) any other Liabilities or obligations expressly assigned to a member of the Darden Group under this Agreement. For purposes of clarification, the Liabilities assumed or retained by the Darden Group as provided for in this Section 2.2(a) are intended to be Excluded Liabilities within the meaning of the Distribution Agreement.

(b)    Except as otherwise expressly provided for in this Agreement, FCPT shall, or shall cause one or more members of the FCPT Group to, assume or retain, as applicable, and FCPT hereby agrees to (or to cause a member of the FCPT Group to) pay, perform, fulfill and discharge, in due course in full all Liabilities with respect to (i) the employment, service, termination of employment or termination of service of all Transferred Employees to the extent arising in connection with or as a result of employment with or the performance of services for any member of the FCPT Group or Darden Group after the Distribution Date (or, with respect to Inactive Employees, the individual Inactive Employee’s Transfer Date); and (ii) salary and commission payments payable to Transferred Employees to the extent arising in connection with or as a result of employment with or the performance of services for any member of FCPT Group or Darden Group after the Distribution Date (or, with respect to Inactive Employees, the individual Inactive Employee’s Transfer Date). In addition, FCPT shall, or shall cause one or more members of the FCPT Group to, assume or retain, as applicable, all Liabilities specified in this agreement, including (A) time-off benefits (Section 2.5), (B) conversion of Darden Stock Unit Awards (Section 3.2(b)), (C) tax remittance and reporting (Section 3.4(c)), (D) Darden Cash Incentive Plan incentive awards (Section 7.1(a)), and (E) pre-Distribution individual arrangements for FCPT Participants (Section 7.2(b)). For purposes of clarification, the Liabilities assumed by the FCPT Group as provided for in this Section 2.2(b) are intended to be Assumed Liabilities within the meaning of the Distribution Agreement.

Section 2.3    FCPT Participation in Darden Benefit Plans. Except as otherwise expressly provided for in this Agreement or as otherwise expressly agreed to in writing between the Parties or pursuant to continued participation under COBRA, effective as of the day immediately following the Distribution Date: (i) no member of the FCPT Group will be a participating company in any Darden Benefit Plan; and (ii) except as required by applicable Law, each Transferred Employee shall cease to actively participate in, accrue benefits under or be eligible to contribute to any Darden Benefit Plan.

Section 2.4    Stock Plan Approval by Darden as Sole Stockholder. Effective as of not later than the Distribution Date, FCPT shall have adopted the Four Corners Property Trust, Inc. 2015 Omnibus Incentive Plan (the “FCPT Stock Plan”), which shall permit the issuance of equity incentive awards denominated in FCPT Common Stock as described in Article III. Darden shall cause the FCPT Stock Plan to be approved before the Effective Time by FCPT’s sole stockholder.
Section 2.5    Time-Off Benefits. FCPT shall credit each Transferred Employee with the amount of accrued but unused vacation time, sick time and other time-off benefits as such Transferred Employee had with the Darden Group as of the Distribution Date (except to the extent that a benefit attributable to such accrual is provided by the Darden Group).
Section 2.6    Compensation Terms with FCPT. For at least twelve (12) months following the Distribution Date, FCPT shall provide to each Transferred Employee for so long as the Transferred Employee remains so employed, with a base salary or wage rate, as applicable, that is no less favorable than the base salary or wage rate applicable to such Transferred Employee from Darden or any of its Affiliates on the Distribution Date. FCPT shall take all actions necessary so that each Transferred Employee shall receive credit for their service with the Darden Group for purposes of determining eligibility to participate and vesting under the FCPT 401(k) Plan. FCPT also shall acknowledge and honor each Transferred Employee’s years of service for purposes of, and pay amounts due under, the Darden anniversary pay program.
ARTICLE III
EQUITY INCENTIVE AWARDS
Section 3.1    Treatment of Darden Stock Options.
(a)    Each Darden Stock Option that is outstanding on the Distribution Date and that is held by a Darden Employee, a Former Employee, current or former non-employee director of Darden (including William H. Lenehan), current or former consultant or adviser of Darden, or their respective permitted successors or assigns (a “Post-Distribution Darden Holder”) shall be adjusted effective as of the close of the market on the Distribution Date (and shall thereafter be referred to as a “Post-Distribution Darden Option”) as follows:
(i)     The number of shares of Darden Common Stock subject to each Post-Distribution Darden Option shall be equal to the product (rounded down to the nearest whole share) of (A) the number of shares of Darden Common Stock subject to the corresponding Darden Option immediately prior to the Distribution and (B) a fraction, the numerator of which is the Darden Pre-Separation Stock Price and the denominator of which is the difference between (X) the Darden Pre-Separation Stock Price and the FCPT Post-Separation Stock Price, adjusted to reflect the Darden-to-FCPT pro rata share distribution ratio in the Spin-Off (such fraction, the “Darden Ratio”).
(ii)     The exercise price per share for each Post-Distribution Darden Option shall be equal to (A) the exercise price of the corresponding Darden Option immediately prior to the Distribution divided by (B) the Darden Ratio (rounded up to the nearest whole cent).

(iii)     Each Post-Distribution Darden Option shall otherwise be subject to the same terms, vesting conditions, exercise procedures, expiration dates and termination provisions and other terms and conditions as were in effect immediately prior to the Distribution for the corresponding Darden Option.
Section 3.2    Treatment of Darden Restricted Stock Units.
(a)    Each Darden Stock Unit that is outstanding immediately prior to the Distribution and that is held by a Darden Employee, Former Employee, current or former non-employee director of Darden (including William H. Lenehan) or consultant or adviser of Darden, or their respective permitted successors or assigns, shall be adjusted effective as of the closing of the market on the Distribution Date (and shall thereafter be referred to as a “Post-Distribution Darden Stock Unit”) as follows:
(i)     The number of shares of Darden Common Stock subject to each Post-Distribution Darden Stock Unit Award shall be equal to the product (rounded up to the nearest whole share) of (A) the number of shares of Darden Common Stock subject to the corresponding Darden Stock Unit Award immediately prior to the Distribution and (B) the Darden Ratio.
(ii) Each Post-Distribution Darden Stock Unit Award shall be subject to the same terms, vesting conditions, issuance dates and method of distribution and other terms and conditions as were in effect immediately prior to the Distribution for the corresponding Darden Stock Unit Award.
(b)     Each Darden Stock Unit Award that is outstanding immediately prior to the Distribution and that is held by a FCPT Employee whose Darden Stock Units, shall, effective as of the close of the market on the Distribution Date, be assumed by FCPT and converted into a restricted stock unit award with respect to FCPT Common Stock (an “FCPT Stock Unit Award”) as follows:
(i)     The number of shares of FCPT Common Stock subject to each FCPT Stock Unit Award shall be equal to the product (rounded up to the nearest whole share) of (A) the number of shares of Darden Common Stock subject to the corresponding Darden Stock Unit Award immediately prior to the Distribution and (B) a fraction, the numerator of which is the Darden Pre-Separation Stock Price and the denominator of which is the FCPT Post-Separation Stock Price.
(ii) Each FCPT Stock Unit Award shall be subject to the same terms, vesting conditions, issuance dates and method of distribution and other terms and conditions that were in effect immediately prior to the Distribution for the corresponding Darden Stock Unit Award. With respect to each FCPT Stock Unit Award, FCPT shall give each FCPT Employee full vesting service credit for such FCPT Employee’s service with Darden or any of the entities in the Darden Group prior to the Distribution Date to the same extent such service was recognized with respect to the corresponding Darden Stock Unit Award immediately prior to the Distribution.
Section 3.3    Treatment of Darden Restricted Shares.
(a)    Each individual who holds a Darden Restricted Share that is outstanding immediately before the Distribution shall receive, upon the Distribution being made, such number of shares of FCPT Common Stock (each a “FCPT Restricted Share”) as equals the number of shares of FCPT Common Stock to which all other holders of the same number of shares of Darden Common Stock shall be entitled to receive upon the Distribution being made.

(b)    All FCPT Restricted Shares and Darden Restricted Shares shall continue to vest in accordance with the terms of the underlying Darden Restricted Share, including any service-based vesting dates.

(c)    Effective as of the day following the Distribution Date, for purposes of continued vesting of the Darden Restricted Shares, a Transferred Employee’s continued service with the FCPT Group after the Distribution Date shall be deemed continued service with Darden. The issuance of each FCPT Restricted Share shall be subject to the terms of the FCPT Stock Plan, which shall provide that, except as otherwise provided herein, the terms and conditions applicable to the FCPT Restricted Shares shall be substantially similar to the terms and conditions applicable to the corresponding Darden Restricted Shares (as set forth in the applicable Darden Stock Plan, award agreement or in the holder’s then applicable employment agreement with Darden or a member of the Darden Group), including a provision to the effect that, for purposes of the FCPT Restricted Shares held by a Retained Employee, continued service with the Darden Group from and after the Distribution Date shall be deemed to constitute service with FCPT and a provision to the effect that the vesting of any FCPT Restricted Share held by a Retained Employee shall accelerate upon a change in control of Darden following the Effective Time to the same extent that the vesting of the underlying Darden Restricted Share would have accelerated in such event based on the provisions of such award as in effect immediately before the Distribution.

(d)    Upon the vesting of the FCPT Restricted Shares, FCPT shall be solely responsible for their settlement, regardless of the holder thereof. Upon the vesting of the Darden Restricted Shares, Darden shall be solely responsible for their settlement, regardless of the holder thereof.
Section 3.4    General
(a)    All of the adjustments described in this Article III shall be effected in accordance with Sections 424 and 409A of the Code.

(b)    Effective immediately prior to the Distribution, the Compensation Committee of the Board of Directors of Darden may provide for different adjustments with respect to some or all equity incentive awards to the extent that the Darden Compensation Committee deems such adjustments necessary and appropriate. Any adjustments made by the Darden Compensation Committee pursuant to the foregoing sentence shall be deemed incorporated by reference herein as if fully set forth below and shall be binding on the Parties.
(c)    The Parties shall use commercially reasonable efforts to maintain effective registration statements with the SEC with respect to the awards described in this Article III, to the extent any such registration statement is required by applicable Law. Darden shall, to the fullest extent permitted by law, indemnify and hold harmless FCPT against any and all liabilities it may incur under the federal securities laws relating to the compliance with the provisions of this Article III, except to the extent that such Liabilities are attributable to the gross negligence or willful misconduct of FCPT, its officers, employees, agents or representatives.

(d)    Following the Distribution Date, (i) Darden will be responsible for all income, payroll and other tax remittance and reporting related to income of Retained Employees and non-employee members of the Darden Board in respect of Adjusted Darden Restricted Shares, Adjusted Darden Stock Units, Adjusted Darden Stock Options, and FCPT Restricted Shares; and (ii) FCPT will be responsible for all income, payroll and other tax remittance and reporting related to income of Transferred Employees and non-employee members of the FCPT Board in respect of Adjusted Darden Restricted Shares, FCPT Restricted Shares, FCPT Stock Units and FCPT Stock Options. Darden or FCPT, as applicable, shall facilitate performance by the other Party of its obligations hereunder by promptly remitting in cash the amount required to be withheld either (as directed by the Party responsible for withholding) directly to the applicable taxing authority or to such responsible Party for remittance to such taxing authority. The Parties will cooperate and communicate with each other and with third-party providers to effectuate withholding and remittance of taxes, as well as required tax reporting, in a timely, efficient and appropriate manner.

(e)    Each of the Parties shall establish an appropriate administration system in order to handle in an orderly manner the settlement of Darden Restricted Shares, Adjusted Darden Stock Units, Adjusted Darden Stock Options, FCPT Restricted Shares, and FCPT Stock Units and provide to the other Party such information as such other Party may reasonably request in order to implement the provisions of this Article III. Without limiting the foregoing provisions of this Section 3.4(e), each of the Parties will work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable entity’s data and records in respect of such awards are correct and updated on a timely basis, including employment status and information required for tax withholding/remittance, compliance with trading windows and compliance with the requirements of the Exchange Act and other applicable Laws.

(f)    The Parties hereby acknowledge that the provisions of this Article III are intended to achieve certain tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.

Section 3.5        Treatment of Deductions Associated with Equity-Related Compensation.

(a)    Solely the member of the Group for which the relevant individual is currently employed or, if such individual is not currently employed by a member of the Group, was most recently employed at the time of the vesting, exercise, disqualifying disposition, payment or other relevant taxable event, as appropriate, in respect of the equity incentive awards and other incentive compensation described in this Article III shall be entitled to claim any Tax deduction in respect of such equity incentive awards and other incentive compensation on its respective Tax Return associated with such event.

(b)    If, by reason of a subsequent Final Determination as to the treatment of any Tax deduction related to the equity incentive awards and other incentive compensation referred to in Section 3.5(a) above, a Taxing Authority determines that (i) FCPT or a member of the FCPT Group is entitled to a deduction to which Darden or a member of the Darden Group is entitled pursuant to Section 3.5(a), then FCPT shall, and shall cause the FCPT Group to, pay the amount of any Tax Benefits that result therefrom within ten (10) days of the date on which such Tax Benefits are realized or (ii) Darden or a member of the Darden Group is entitled to a deduction to which FCPT or a member of the FCPT Group is entitled pursuant to Section 3.5(a), then Darden shall, and shall cause the Darden Group to, pay the amount of any Tax Benefits that result therefrom within ten (10) days of the date on which such Tax Benefits are realized.

ARTICLE IV
QUALIFIED DEFINED CONTRIBUTION PLAN; OTHER PLANS
Section 4.1    FCPT 401(k) Plan.

(a)    Effective as of the day following the Distribution Date, FCPT shall have, or shall have caused one of its Affiliates to have, established a defined contribution plan and trust solely for the benefit of those eligible FCPT Employees (the “FCPT 401(k) Plan”). FCPT shall be solely responsible for taking all necessary, reasonable and appropriate action to establish, maintain and administer the FCPT 401(k) Plan so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt under Section 501(a) of the Code. FCPT (acting directly or through its Affiliates) shall be responsible for any and all Liabilities and other obligations with respect to the FCPT 401(k) Plan.
Section 4.2         Darden 401K Plan
(a)    Each Transferred Employee who was eligible for matching and/or retirement plus contributions under the Darden 401(k) Plan immediately prior to the Distribution Date shall be eligible to receive a pro rata portion of any such matching and retirement plus contributions under the Darden 401(k) Plan, based on the portion of the applicable contribution period that occurs through and including the Distribution Date. The matching and retirement plus contribution amounts shall be determined in good faith on a basis that is consistent with the employer contributions historically made by Darden under the Darden 401(k) Plan for its other similarly situated employees, disregarding for purposes of the pro rata matching and retirement plus contribution amounts to be made on behalf of the Transferred Employees any eligibility requirements for receiving such contributions that would otherwise require the Transferred Employees to remain employed with Darden or the Darden Group through the last day of any applicable contribution period. Darden will contribute such matching and retirement plus contributions to the Darden 401(k) Plan in the ordinary course of business consistent with past practice in accordance with the terms of the Darden 401(k) Plan.
(b)     As of the day following the Distribution Date, each Transferred Employee shall be permitted to elect a distribution (in accordance with the terms of the Darden 401(k) Plan) of his or her account balance in the Darden 401(k) Plan and also shall be permitted (in accordance with the terms of the Darden 401(k) Plan) to effect a “direct rollover” of his or her account balances in such plan (as described in Section 401(a)(31) of the Code) to the FCPT 401(k) Plan. As of the Distribution Date, Darden shall take all actions necessary or appropriate to cause all Transferred Employees to be fully vested in their account balances under the Darden 401(k) Plan.
(c)    For each share of Darden Common Stock held in the Darden stock fund under the Darden 401(k) Plan and for each share of Darden Common Stock held in the Darden ESOP, whether allocated or unallocated, in either case as of immediately prior to the Distribution Date, the Distribution Agent shall distribute to the Darden stock fund and the Darden ESOP, as applicable, such number of shares of FCPT Common Stock as equals the number of shares of FCPT Common Stock to which all other holders of Darden Common Stock shall be entitled to receive upon the Distribution being made for every one share of Darden Common Stock so held.
Section 4.3        Darden RIP.
(a)    Distributions under Darden RIP. As of the day following the Distribution Date, each Transferred Employee with a benefit under the Darden RIP shall be permitted to elect a distribution of such benefit in accordance with the terms of the Darden RIP.
Section 4.4        FlexComp Plan.
(a)    As of the day following the Distribution Date, each Transferred Employee with a benefit under the FlexComp Plan shall be deemed not to have a Separation from Service (as defined under the FlexComp Plan) for purposes of Internal Revenue Code Section 409A and the regulations thereunder until such time as the Transferred Employee’s employment is terminated from the FCPT Group. Such Transferred Employee’s continued service with the FCPT Group after the Distribution Date shall be deemed continued service with Darden for purposes of the FlexComp Plan. FCPT or an Affiliate hereto agrees to notify Darden of such Transferred Employee’s termination from the FCPT Group and his or her amount of FCPT service through the date such termination. Following the Distribution Date, no Transferred Employee shall be entitled to make or receive any further deferrals under the FlexComp Plan; provided, however, that each Transferred Employee who was eligible to receive a FlexComp award contribution for the FlexComp Plan plan year starting June 1, 2015 shall be eligible to receive a pro rata portion of such contribution, based on the portion of the applicable contribution period that occurs through and including the Distribution Date. The FlexComp award amounts shall be determined in good faith on a basis that is consistent with the FlexComp award contributions historically made by Darden under the FlexComp Plan for its other similarly situated employees. Darden will notionally contribute such FlexComp award contributions to the FlexComp Plan in the ordinary course of business consistent with past practice in accordance with the terms of the FlexComp Plan.
ARTICLE V
HEALTH AND WELFARE PLANS

Section 5.1	Health and Welfare Plans Maintained By FCPT.
(a)    Establishment of the FCPT Welfare Plans. Darden or one or more of its Affiliates maintain each of the health and welfare plans (the “Darden Welfare Plans”) for the benefit of eligible Darden Participants and FCPT Participants. Prior to or effective as of the day following the Distribution Date, FCPT shall, or shall cause a FCPT Affiliate to, adopt or have adopted, for the benefit of eligible FCPT Participants such health and welfare plans as shall be determined in the sole discretion of FCPT(collectively, the “FCPT Welfare Plans”).
(b)    Terms of Participation in FCPT Welfare Plans. FCPT (acting directly or through its Affiliates) shall cause all FCPT Welfare Plans to (i) waive all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to FCPT Participants, other than limitations that were in effect with respect to FCPT Participants as of the Distribution Date under the Darden Welfare Plans, and (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a FCPT Participant following the Distribution Date to the extent such FCPT Participant had satisfied any similar limitation under the analogous Darden Welfare Plan.
(c)    COBRA and HIPAA.
(i)    From and following the Distribution Date, Darden (acting directly or through its Affiliates) shall retain, or shall have caused the Darden Welfare Plans to retain, responsibility for compliance with the health care continuation coverage requirements of COBRA with respect to FCPT Employees and Former Employees (and their dependents) who, on the Distribution Date or as a result of the Distribution, were covered or were eligible to elect coverage under a Darden Welfare Plan pursuant to COBRA.
(ii)    FCPT (acting directly or through its Affiliates) shall be responsible for administering compliance with any certificate of creditable coverage requirements of HIPAA or Medicare applicable to the FCPT Welfare Plans.

(d)    Retiree Medical Benefits. Darden and its Affiliates shall retain and remain solely responsible for all obligations and liabilities with respect to the provision of retiree medical benefits to any FCPT Employees and Former Employees (or their eligible dependents and beneficiaries) pursuant to and in accordance with and subject to the terms and conditions of Darden’s retiree medical plan, as it may be amended or modified from time to time. For the avoidance of doubt, any FCPT Employees (and their eligible dependents and beneficiaries) who have satisfied the criteria and requirements to receive retiree medical benefits under Darden’s retiree medical plan as of the Distribution Date shall remain eligible to receive such benefits thereunder following termination of employment with the FCPT Group and Darden Group in accordance with and subject to the terms and conditions of such plans, as it may be amended or modified from time to time.
(e)    Liabilities.
(i)    Insured Benefits. With respect to employee welfare and fringe benefits that are provided through the purchase of insurance, Darden shall cause the Darden Welfare Plans to, through such insurance policies, pay and discharge all eligible claims of FCPT Participants that are incurred on or prior to the Distribution Date (or, with respect to Inactive Employees, the individual Inactive Employee’s Transfer Date), and FCPT shall cause the FCPT Welfare Plans to, through such insurance policies, pay and discharge all eligible claims of FCPT Participants that are incurred after the Distribution Date (or Transfer Date, as applicable). For purposes of this Section 5.1, except as otherwise specifically provided under the terms of a Darden Welfare Plan or FCPT Welfare Plan, a claim or Liability is deemed to be incurred (A) with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim or Liability; (B) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability; (C) with respect to disability benefits, upon the date of the accident, injury, illness or other event giving rise to the disability claim or Liability, as determined by the disability benefit insurance carrier or claim administrator; and (D) with respect to a period of continuous hospitalization, upon the date of admission to the hospital .
(ii)    Self-Insured Benefits. With respect to employee welfare and fringe benefits that are provided on a self-insured basis, (A) except as provided in this Agreement, Darden (acting directly or through its Affiliates) shall fully perform, pay and discharge, under the Darden Welfare Plans, all eligible claims of FCPT Participants who are FCPT Employees (and their dependents) that are incurred but not paid on or prior to the Distribution Date (or, with respect to Inactive Employees, the individual Inactive Employee’s Transfer Date), and (B) FCPT (acting directly or through its Affiliates) shall fully perform, pay and discharge, under the FCPT Welfare Plans, all eligible claims of FCPT Participants who are FCPT Employees (and their dependents) that are incurred after the Distribution Date (or Transfer Date, as applicable).
(iii)    Long-term Disability Benefits. For the avoidance of doubt, any FCPT Employee or Former Employee receiving long-term disability benefits under a Darden Welfare Plan as of the Distribution Date shall, on and after the Distribution Date, continue to receive such benefits under a Darden Welfare Plan (subject to the terms and conditions of such plans).
ARTICLE VI

WITHHOLDING; PAYROLL DEDUCTIONS
Section 6.1    Garnishments, Tax Levies, Child Support Orders, and Wage Assignments; Other deductions.
With respect to garnishments, tax levies, child support orders, and wage assignments in effect with Darden on the Distribution Date for any Transferred Employees, FCPT and its Affiliates, as appropriate, shall honor such payroll deduction authorizations and shall continue to make payroll deductions and payments to the authorized payee, as specified by the court or governmental order which was on file with Darden as of the Distribution Date. Darden shall, as soon as practicable after the Distribution Date, provide FCPT and its Affiliates, as appropriate, with such information in Darden’s possession (and not already in the possession of a member of the FCPT Group) as may be reasonably requested by the FCPT Group and necessary for the FCPT Group to make the payroll deductions and payments to the authorized payee as required by this Section 6.1. Unless otherwise agreed by the Parties and permitted under the applicable FCPT Benefit Plan, any payroll deductions that were applicable to any Transferred Employee with respect to any Darden Benefit Plan will not be automatically applied to any FCPT Benefit Plan in which such Transferred Employee may participate after the Distribution Date, and Transferred Employee will be required to make new deduction elections with respect to the FCPT Benefit Plans in accordance with the terms of the applicable FCPT Benefit Plan.
ARTICLE VII
ADDITIONAL COMPENSATION MATTERS
Section 7.1    Annual Cash Incentive Awards.
(a)    FCPT Assumption of Annual Cash Incentive Liability. Darden maintains certain cash incentive plans in which FCPT Participants are eligible to participate, as set forth on Schedule __ hereto (the “Darden Cash Incentive Plans”). Effective as of the day following the Distribution Date, FCPT shall assume or retain, as applicable, responsibility for all Liabilities and fully perform, pay and discharge all obligations, when such obligations become due, relating to any awards that any Transferred Employee is eligible to receive under the Darden Cash Incentive Plans with respect to the applicable performance period that has not ended prior to the Distribution Date and, provided that notwithstanding the foregoing with respect to the quarterly performance period in effect at the time of the Distribution Date, Darden shall reimburse FCPT for two-thirds of the amount paid by FCPT to each Transferred Employee pursuant to the terms of the Darden Cash Incentive Plans, which reimbursement shall be made no later than 10 (ten) days following FCPT’s payment to Transferred Employee.
(b)    Establishment of FCPT Cash Incentive Plan. Effective as the day following the Distribution Date, FCPT shall have adopted a cash incentive plan which shall permit the issuance of quarterly or annual cash incentive awards on terms and conditions substantially comparable to those under the Darden Cash Incentive Plans for the benefit of the FCPT Employees (provided that the payment amounts and individual performance criteria shall be established in the discretion of the FCPT CEO for the Kerrow employees who will continue to be eligible for quarterly incentive awards or the discretion of the Board or the Compensation Committee thereof for annual cash incentive awards to the FCPT employees) and FCPT shall continue to maintain such similar incentive plan to Kerrow employees for a period of no less two full calendar quarters following the Distribution Date.
Section 7.2    Individual Arrangements.

(a)    Darden Individual Arrangements. Darden acknowledges and agrees that, except as otherwise provided herein or identified on Schedule __ hereto, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any employment, consulting, non-competition, retention or other similar compensatory arrangement previously provided by any member of the Darden Group or FCPT Group to any Darden Participant.
(b)    FCPT Individual Arrangements. FCPT acknowledges and agrees that, except as otherwise provided in this Agreement or identified on Schedule __ hereto, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any employment, consulting, non-competition, retention or other similar compensatory arrangement previously provided by any member of the Darden Group or FCPT Group to any FCPT Participant. For the avoidance of doubt, FCPT shall be responsible for the retention or similar bonus payments if such payment is conditioned on the continued employment by the applicable FCPT Employee for any period of time following the Distribution Date.
Section 7.3    Severance Liabilities.
(a)    Assumption of Severance Liabilities. In the event of termination of employment of any Transferred Employee following the Distribution Date, such employee shall be entitled to receive from FCPT severance benefits no less favorable than those to which the employee would have been entitled from Darden on or prior to the Distribution Date. Darden shall assume or retain, as applicable, responsibility for all Liabilities and fully perform, pay and discharge all obligations, when such obligations become due, relating to any severance benefit to which any Darden Participant, Former Employee or any other employee of Darden or its Affiliates other than a Transferred Employee may become entitled under any applicable severance program or policy as of and following the Distribution Date.
(b)    Effect of the Distribution on Severance. Darden and FCPT acknowledge and agree that the transactions contemplated by this Agreement and the Distribution Agreement shall not constitute a termination of employment of any FCPT Participant for purposes of any policy, practice, plan, program or agreement of Darden or FCPT or any member of the Darden Group or FCPT Group that provides for the payment of severance, separation pay, salary continuation or similar benefits in the event of a termination of employment.
ARTICLE VIII
GENERAL AND ADMINISTRATIVE
Section 8.1    Employer Rights. Nothing in this Agreement shall be deemed to be an amendment to any Darden Benefit Plan or to prohibit any member of the Darden Group from amending, modifying or terminating any Darden Benefit Plan at any time within its sole discretion.
Section 8.2    Effect on Employment. Nothing in this Agreement is intended to or shall confer upon any employee or former employee of Darden, FCPT or any of their respective Affiliates any right to continued employment, or any recall or similar rights to any such individual on layoff or any type of approved leave.
Section 8.3    Effect on Restrictive Covenants. Darden will not assert (and will cause the other members of the Darden Group not to assert) that any service of a

Transferred Employee with the FCPT Group on or after the Distribution Date will constitute a breach of any confidentiality or noncompetition obligations imposed on Transferred Employees by any member of the Darden Group pursuant to any agreement in effect before the Distribution Date.
Section 8.4    Nonsolicitation of Employees.
(a)    Darden agrees not to (and to cause the other members of the Darden Group not to) solicit or recruit for hire any employee of FCPT or any other member of the FCPT Group at the restaurant manager, restaurant general manager, or vice president of restaurant operations level (a “Management Employee”) for a period of two years following the Distribution Date or until three months after the Management Employee’s employment with FCPT or any other member of the FCPT Group terminates, whichever occurs first.

(b)    FCPT agrees not to (and to cause the other members of the FCPT Group not to) solicit or recruit for hire any Management Employee of Darden or any other member of the Darden Group for a period of two years following the Distribution Date or until three months after the Management Employee’s employment with Darden or any other member of the Darden Group terminates, whichever occurs first.

(c)    Notwithstanding the foregoing provisions of this Section 8.4, such prohibitions on solicitation shall not restrict general recruitment efforts carried out through a public or general solicitation.
Section 8.5    Access To Employees. On and after the Distribution Date, Darden and FCPT shall, or shall cause each of their respective Affiliates to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between Darden and FCPT) to which any employee or director of the Darden Group or FCPT Group or Darden Benefit Plan is a party and which relates to a Darden Benefit Plan. The Party to whom an employee is made available in accordance with this Section 8.5 shall pay or reimburse the other Party for all reasonable expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses, but excluding any amount for such employee’s time spent in connection herewith.
ARTICLE IX
MISCELLANEOUS
Section 9.1    Effect if Distribution Does Not Occur. Notwithstanding anything in this Agreement to the contrary, if the Distribution Agreement is terminated before the Effective Time, then all actions and events that are under this Agreement to be taken or occur effective before, as of or following the Distribution Date, or otherwise in connection with the Distribution, shall not be taken or occur except to the extent specifically agreed to in writing by Darden and FCPT, and neither Party shall have any Liability or further obligation to the other Party under this Agreement.
Section 9.2    Relationship Of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third Person as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.
Section 9.3    Affiliates. Each of Darden and FCPT shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by each of their Affiliates, respectively.
Section 9.4    Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or of its charter or bylaws or any material agreement, instrument or order binding on such Party.
Section 9.5    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.
Section 9.6    Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement (including the Schedules and Exhibits hereto and, to the extent referred to herein, the Distribution Agreement and the other Transaction Agreements) constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.
Section 9.7    Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by either Party without the prior written consent of the other Party hereto. This Agreement is for the sole benefit of the Parties to this Agreement and members of their respective Group and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including any current or former director or employee of any member of the Darden Group or FCPT Group) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 9.8    Amendment. No provision of this Agreement may be amended or modified except by a written instrument each of the Parties; provided, however, that Schedule A may be amended by Darden at any time before the Effective Time without the consent of FCPT. No waiver by either Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 9.9    Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified, (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (iv) references to “$” shall mean U.S. dollars, (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified, (vi) the word “or” shall not be exclusive, (vii) references to “written” or “in writing” include in electronic form, (viii) provisions shall apply, when appropriate, to successive events and transactions, (ix) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (x) the Parties have each participated in the negotiation and drafting of this Agreement and, if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement, and (xi) a reference to any Person includes such Person’s successors and permitted assigns.
Section 9.10    Counterparts. This Agreement may be executed in two (2) or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Employee Matters Agreement to be executed on the date first written above by their respective duly authorized officers.

DARDEN RESTAURANTS, INC.

By: __________________________ Name:	Title:
FOUR CORNERS PROPERTY TRUST, INC.

By: __________________________ Name:	Title:

Signature Page to Employee Matters Agreement

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